                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                          SCHEDULE 13G
                        ________________

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        RAILAMERICA, INC.
                        (NAME OF ISSUER)

                  Common Stock, par value $.001
                 (TITLE OF CLASS OF SECURITIES)

                            750753105
                         (CUSIP NUMBER)

         (Conversion from Schedule 13D to Schedule 13G)
     (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this

                       Schedule is filed:

                      / /    Rule 13d-1(b)
                      /x/    Rule 13d-1(c)

                      / /    Rule 13d-1(d)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 750753105

----------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     EGS MANAGEMENT, L.L.C.

----------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]

----------------------------------------------------------------

(3)  SEC USE ONLY

----------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

----------------------------------------------------------------

(6)  SHARED VOTING POWER
     3,420,239

----------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

----------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     3,420,239

----------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,420,239

-----------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.32%

-------------------------------------------------------------

(12) TYPE OF REPORTING PERSON
     IA

-------------------------------------------------------------

CUSIP No. 750753105
-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     EGS ASSOCIATES, L.P.

-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     1,857,264

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     1,857,264

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,857,264

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.95%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     PN

-------------------------------------------------------------

CUSIP No. 750753105

-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     EGS PARTNERS, L.L.C.

-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     -0-

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     IA

-------------------------------------------------------------

CUSIP No. 750753105

-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     BEV PARTNERS, L.P.

-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     1,500,780

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     1,500,780

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,500,780

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.04%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     PN

-------------------------------------------------------------

CUSIP No. 750753105
-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     JONAS PARTNERS, L.P.
-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     62,195

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     62,195

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     62,195

-------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.33%

-------------------------------------------------------------

(12) TYPE OF REPORTING PERSON
     PN

-------------------------------------------------------------

CUSIP No. 750753105

-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     WILLIAM EHRMAN
-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     3,420,239

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     3,420,239

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON
     3,420,239

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.32%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     IN

-------------------------------------------------------------

CUSIP No. 750753105

-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     FREDERIC GREENBERG

-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -100-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     3,420,239

-------------------------------------------------------------
(7)  SOLE DISPOSITIVE POWER
     -100-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     3,420,239

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,420,339

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.32%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     IN

-------------------------------------------------------------

CUSIP No. 750753105

-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     JONAS GERSTL
-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     3,420,239

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

(8)  SHARED DISPOSITIVE POWER
     3,420,239

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,420,239

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.32%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     IN

-------------------------------------------------------------

CUSIP No. 750753105
-------------------------------------------------------------

(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     JULIA OLIVER
-------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [x]

-------------------------------------------------------------

(3)  SEC USE ONLY

-------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING
PERSON WITH

(5)  SOLE VOTING POWER
     -0-

-------------------------------------------------------------

(6)  SHARED VOTING POWER
     3,420,239

-------------------------------------------------------------

(7)  SOLE DISPOSITIVE POWER
     -0-

-------------------------------------------------------------

(8)  SHARED DISPOSITIVE POWER
     3,420,239

-------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,420,239

-------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
     [ ]

-------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.32%

-------------------------------------------------------------

12)  TYPE OF REPORTING PERSON
     IN

-------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER:

              RailAmerica, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5300 Broken Sound Blvd., N.W.
              Boca Raton, Florida  33431

ITEM 2(a).    NAME OF PERSON FILING:

         This statement is filed by:

                   (i)  EGS Management, L.L.C., a Delaware
              limited liability company ("EGS Management"), with respect to Shares of Common Stock beneficially owned by EGS Associates, BEV Partners and Jonas Partners;

                  (ii)   EGS Associates, L.P. a Delaware limited
              partnership ("EGS Associates"), with respect to shares of Common Stock beneficially owned by it;

                 (iii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock held in discretionary accounts managed by EGS Partners;

                  (iv)  BEV Partners, L.P., a Delaware limited
              partnership ("BEV Partners"), with respect to shares of Common Stock beneficially owned by it;

                   (v) Jonas Partners, L.P., a New York limited partnership ("Jonas Partners"), with respect to shares of Common Stock beneficially owned by it;

                  (vi) William Ehrman, with respect to shares of
              Common Stock beneficially owned by EGS Management and EGS Partners;

                 (vii) Frederic Greenberg, with respect to shares
              of Common Stock beneficially owned by EGS
              Management, EGS Partners and himself;

                (viii)   Jonas Gerstl, with respect to shares of
              Common Stock beneficially owned by EGS Management and EGS Partners; and

                  (ix)  Julia Oliver, with respect to shares of
              Common Stock beneficially owned by EGS Management and EGS Partners.

The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The members of EGS Management and EGS Partners are William
Ehrman, Frederic Greenberg, Jonas Gerstl and Julia Oliver
(collectively, the "Members").

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
              RESIDENCE:

         The address of the principal place of business and principal office of EGS Management, EGS Partners, EGS Associates,
BEV Partners, Jonas Partners and each of the Members, is 350 Park
Avenue, 11th Floor, New York, New York 10022

Item 2(c).     CITIZENSHIP:

         Each of the individuals referred to in paragraph 2(a) above is a United States citizen. EGS Management and EGS
Partners are Delaware limited liability companies.  EGS
Associates and BEV Partners are Delaware limited partnerships.
Jonas Partners is a New York limited partnership.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

         Common Stock, $.001 par value

ITEM 2(e).    CUSIP NUMBER:      750753105

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-
              1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING
              IS A:

              (a)  [ ] Broker or dealer registered under Section
                   15 of the Act

              (b)  [ ] Bank as defined in Section 3(a)(6) of the
                   Act

              (c)  [ ] Insurance Company as defined in Section
                   3(a)(19) of the Act

              (d)  [ ] Investment Company registered under
                   Section 8 of the Investment Company Act

              (e)  [ ] Investment Adviser registered under
                   Section 203 of the Investment Advisers Act of
                   1940

              (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

              (g)  [ ] Parent Holding Company, in accordance with
                   Rule 13d-1(b)(ii)(G); see item 7

              (h)  [ ] Group, in accordance with Rule 13d-
                   1(b)(1)(ii)(H)

              Not applicable.

ITEM 4.       OWNERSHIP.

The respective approximate aggregate percentage of shares of Common Stock reported as beneficially owned by the Reporting Persons is based on 18,668,002 shares outstanding, which is the total number of shares of Common Stock outstanding as of March 23, 2001, as reflected in the annual report on Form 10-K405 of RailAmerica, Inc. filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended December 31, 2000.

As of the close of business on April 18, 2001:

A. EGS Management, L.L.C.

         (a) Amount beneficially owned: 3,420,239
         (b) Percent of class: 18.32
         (c)  (i) Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:
                   3,420,239
            (iii)  Sole power to dispose or direct the
                   disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition:
                   3,420,239

B.  EGS Partners, L.L.C.

         (a)  Amount beneficially owned:  -0-
         (b) Percent of class: 0.0%
         (c)  (i)  Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:   -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition:
                   -0-

C. EGS Associates

         (a)  Amount beneficially owned: 1,857,264
         (b)  Percent of class:  9.95%
         (c)  (i)  Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:
                   1,857,264
            (iii)  Sole power to dispose or direct the
                   disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition:
                   1,857,264

D. BEV Partners

         (a)  Amount beneficially owned: 1,500,780
         (b)  Percent of class: 8.04%
         (c)  (i)  Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:
                   1,500,780
            (iii)  Sole power to dispose or direct the
                   disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition:
                   1,500,780

E. Jonas Partners

         (a)  Amount beneficially owned:  62,195
         (b)  Percent of class: 0.33%
         (c)  (i)  Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:
                   62,195
            (iii)  Sole power to dispose or direct the
                   disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition:
                   62,195

F. William Ehrman

         (a)  Amount beneficially owned: 3,420,239
         (b)  Percent of class: 18.32%
         (c)  (i)  Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:
                   3,420,239
            (iii)  Sole power to dispose or direct the
                   disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition:  3,420,239

G. Frederic Greenberg

         (a)  Amount beneficially owned: 3,420,339
         (b)  Percent of class: 18.32%
         (c)  (i)  Sole power to vote or direct the vote: 100
             (ii)  Shared power to vote or direct the vote:
                   3,420,239
            (iii)  Sole power to dispose or direct the
                   disposition:
                    100
             (iv)  Shared power to dispose or direct the
                   disposition:
                   3,420,239

H. Jonas Gerstl

         (a)  Amount beneficially owned: 3,420,239
         (b)  Percent of class: 18.32%
         (c)  (i)  Sole power to vote or direct the vote: 0
             (ii)  Shared power to vote or direct the vote:
                   3,420,239
            (iii)  Sole power to dispose or direct the
                   disposition: 0
             (iv)  Shared power to dispose or direct the
                   disposition:  3,420,239

I. Julia Oliver

         (a)  Amount beneficially owned: 3,420,239
         (b)  Percent of class: 18.32%
         (c)  (i)  Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote:
                   3,420,239
            (iii)  Sole power to dispose or direct the
                   disposition: -0-
             (iv)  Shared power to dispose or direct the
                   disposition: 3,420,239

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         Not Applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   May 1, 2001


                   /s/ William Ehrman
                   William Ehrman, individually and as
                   a managing member of EGS
                   Management, L.L.C. and of EGS
                   Partners, L.L.C., and on behalf of
                   EGS Management, L.L.C., as the
                   general partner of each of EGS
                   Associates, L.P., BEV Partners,
                   L.P. and Jonas Partners, L.P.

                   /s/ Frederic Greenberg
                   Frederic Greenberg, individually


                   /s/ Jonas Gerstl
                   Jonas Gerstl, individually


                   /s/ Julia Oliver
                   Julia Oliver, individually

                            AGREEMENT


The undersigned agree that this Schedule 13G dated May 1, 2001 relating to the Common Stock of RailAmerica Inc., shall be filed on behalf of the undersigned.


                   /s/ William Ehrman
                   William Ehrman, individually and
                   as a managing member of EGS
                   Management, L.L.C. and of EGS
                   Partners, L.L.C., and on behalf of
                   EGS Management, L.L.C., as the
                   general partner of each of EGS
                   Associates, L.P., BEV Partners,
                   L.P. and Jonas Partners, L.P.


                   /s/ Frederic Greenberg
                   Frederic Greenberg, individually


                   /s/ Jonas Gerstl
                   Jonas Gerstl, individually


                   /s/ Julia Oliver
                   Julia Oliver, individually
























                               27
00126018.AA1